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                                                                      EXHIBIT 23

LIST OF SUBSIDIARIES OF TCI INTERNATIONAL, INC.
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-       Technology for Communications International, a California corporation
        (TCI)

-       BR Communications, a California corporation (BR)

-       TCI Wireless, a California corporation (TCIW)